EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION
Fiscal 2005 Year-End Report
Contact: Seth Van Voorhees — (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com     Website: www. apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2005 FOURTH QUARTER
AND YEAR-END RESULTS, and INVESTOR TELECONFERENCE
LAS VEGAS, NEVADA, December 20, 2005 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2005 fourth quarter and the year ended September 30, 2005.
Results of Operations
Revenues and Per Share Amounts - Revenues for the fourth quarter of fiscal 2005 were $30.3 million, reflecting an increase of $10.2 million, or 51%, compared to last year’s fourth quarter. Net income was $5.4 million, or $0.74 per diluted share, compared to $2.1 million, or $0.29 per diluted share during the fourth quarter of fiscal 2004.
For the 2005 fiscal year, revenues increased $23.9 million, or 40%, to $83.3 million from $59.5 million in fiscal 2004. The net loss for fiscal 2005 was $(9.7) million, or $(1.33) per diluted share, as compared to a net loss of $(0.4) million, or $(0.05) per diluted share for fiscal 2004. The fiscal 2005 results include a non-cash charge for environmental remediation of $14.1 million, net of tax, or $(1.93) per diluted share.
The increase in revenues during fiscal 2005, compared to the prior year, was principally attributable to an increase in Specialty Chemicals segment sales of $8.0 million, an increase in Other Businesses segment sales of $3.4 million, and the fiscal 2005 acquisition of our Aerospace Equipment segment in October 2004 which contributed $12.4 million.
Specialty Chemical revenues increased in fiscal 2005 principally due to the inclusion of a full year of operating results from our ES packaged explosives business. We began consolidating the ES results in April 2004, and as a consequence, only six months of ES results were included in fiscal 2004.
The increase in Other Businesses segment sales resulted principally from a $3.3 million increase in real estate sales. In fiscal 2005, we completed the sale of all our Nevada real estate that we targeted for sale.
Our Grade I ammonium perchlorate (“AP”) is a major source of revenue and profit for the Specialty Chemicals segment. Perchlorate revenues accounted for 53% of our revenues in fiscal year 2005. The suspension of Space Shuttle missions after the Columbia disaster in February 2003 reduced subsequent sales volume of our Grade I AP products. During the next several years, the demand for Grade I AP will be primarily driven by the following factors:
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Exhibit 99.1 — pg. 1

•	The timing of the Space Shuttle’s return to flight,

•	The number of Shuttle flights between now and the retirement of the Shuttle fleet,

•	The amount of inventory of Grade I AP owned by our customers, and

•	The amount of NASA’s and the Department of Defense’s (“DOD”) annual budget over the next several years.
Cost of Revenues - Cost of revenues increased $15.4 million, or 38%, to $55.7 million in fiscal 2005, from $40.2 million in fiscal 2004. Cost of revenues did not increase at the same rate as revenues, and as a result, the gross margin percentage for fiscal 2005 improved to 33%, compared to 32% for fiscal 2004. The fiscal 2005 consolidated gross margin reflects contributing factors that either improved or decreased gross margin including (i) the addition of our Aerospace Equipment segment in fiscal 2005 which had lower gross margins, (ii) high gross margin contribution from our Other Business segment due to real estate sales, and (iii) consistent gross margins from our Specialty Chemicals segment.
Operating Expenses - Operating expenses increased $4.8 million, or 22%, in fiscal 2005 to $26.3 million, from $21.5 million in fiscal 2004. The increase in operating expenses was due primarily to (i) the addition of our Aerospace Equipment segment, (ii) the consolidation of our ES packaged explosives joint venture beginning April 2004, and (iii) an increase in corporate development costs.
Environmental Remediation Charge - Operating results for fiscal year 2005 include a pre-tax charge of $22.4 million representing our estimate of the probable costs of remediation efforts at a site in Henderson, Nevada where we previously manufactured perchlorate chemicals (the “Henderson Project”). The charge includes costs for equipment, operating and maintenance costs, and consultants. Key factors in determining the total estimated cost of the Henderson Project include an estimated project life of 45 years and estimated operating and maintenance costs, which decrease from $0.8 million to $0.3 over the term of the Henderson Project. The estimated expenditures for the Henderson Project during fiscal 2006 are approximately $5.0 million, which includes capital equipment and initial operating costs. These estimates are based on information currently available to us and may be subject to material adjustment upward or downward in future periods as new facts or circumstances may indicate.
AFC Acquisition
In July 2005, we entered into an agreement to acquire, and on November 30, 2005, we completed the acquisition of the fine chemicals business (the “AFC Business”) of GenCorp Inc. through the purchase of substantially all of the assets of Aerojet Fine Chemicals, LLC and the assumption of certain of its liabilities. The assets were acquired and liabilities assumed by our newly formed, wholly-owned subsidiary, Ampac Fine Chemicals (“AFC”). AFC is a manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for customers in the pharmaceutical industry. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation using the first commercial-scale simulated moving bed in the United States.
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Exhibit 99.1 — pg. 2

The total estimated consideration for the AFC Business is $131.7 million, comprised of the following (in millions):

Cash	$88.5
Fair value of Seller Subordinated Note (Face value $25.5)	19.4
Preliminary capital expenditures adjustment	17.4
Preliminary working capital adjustment	2.4
Other direct acquisition costs	4.0

Total purchase price	$131.7

The purchase price is subject to adjustment based on post-closing analyses of capital expenditures and working capital. The purchase price may also be adjusted for an additional contingent cash payment of up to $5.0 million based on targeted performance of the AFC business during fiscal 2006. The acquisition was funded using net proceeds of $83.3 million from our Credit Facilities, a $25.5 million Seller Subordinated Note, and existing cash.
Liquidity and Capital Resources
Cash Flows - Cash provided by operating activities was $19.2 million and $1.4 million during the fiscal years 2005 and 2004, respectively. The principal reason for the increase in operating cash flow is due to normal fluctuations in our accounts receivable balances, which may vary significantly based on the timing of shipments of our Specialty Chemicals products. Cash used in investing activities during fiscal 2005 includes capital expenditures of $2.1 million, an increase of $1.0 million from fiscal 2004, and cash used for the acquisition of our Aerospace Equipment segment in October 2004 of $4.5 million.
Credit Facilities and Seller Subordinated Note — In connection with our acquisition of AFC we entered into a $75 million first lien credit agreement and a $20 million second lien credit agreement (collectively, the “Credit Facilities”). The Credit Facilities are collateralized by substantially all of our assets and the assets of our domestic subsidiaries. The first lien credit facility includes a $10 million revolving credit line. The Credit Facilities contain, among other provisions, financial covenants, events which require prepayment of debt and restrictions on asset sales, additional debt or liens, issuance of equity, and dividends.
In addition, we entered into a Seller Subordinated Note for $25.5 million which is subordinated to the Credit Facilities and certain of our other debt and contains certain terms and restrictions. A more detailed discussion of the terms of our Credit Facilities and Seller Subordinated Note is included in our Current Report on Form 8-K dated November 30, 2005.
Investor Teleconference
We invite you to participate in a teleconference with our executive management covering the 2005 fourth fiscal quarter and year-end financial results. The investor teleconference will be held on Tuesday, December 20, 2005 at 1:30 p.m., pacific standard time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be
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Exhibit 99.1 — pg. 3

accessed by dialing (973) 935-2408 between 1:15 and 1:30 p.m., pacific standard time. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast is available at our website at www.apfc.com, and will be available for replay through March 20, 2006.
Risk Factors/Forward Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results of the Company, or industry results, to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes, and risks associated with our acquisition of the AFC Business, including, but not limited to, integration risks and costs, the AFC Business not achieving expected financial results or synergies or otherwise perform as expected and the risks associated with the operations of the AFC Business, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three-month and twelve-month periods ended September 30, 2005, are not necessarily indicative of the results that will be achieved for future periods.
About American Pacific Corporation
American Pacific is a specialty chemical company that produces (i) energetic products used primarily in space flight and defense systems, automotive airbag safety systems and explosives, (ii) Halotron, a clean fire extinguishing agent and (iii) water treatment equipment. In November 2005, American Pacific acquired the former Aerojet Fine Chemicals business. Ampac Fine Chemicals, as it is now known, is a leading manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for commercial customers in the pharmaceutical industry, involving high potency compounds, energetic and nucleoside chemistries, and chiral separation. In 2004 American Pacific acquired the former Atlantic Research Corporation liquid in-space propulsion business. Ampac-ISP, as it is now known, is a leading supplier of commercial and military propulsion products
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Exhibit 99.1 — pg. 4

and the world’s largest producer of bipropellant thrusters. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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Exhibit 99.1 — pg. 5

AMERICAN PACIFIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2005 AND 2004
(Dollars in Thousands)

	2005	2004

ASSETS
Current Assets:
Cash and Cash Equivalents	$37,213	$23,777
Accounts and Notes Receivable	12,572	16,231
Inventories	13,818	13,827
Prepaid Expenses and Other Assets	1,365	1,614
Deferred Income Taxes	834	320

Total Current Assets	65,802	55,769
Property, Plant and Equipment, Net	15,646	16,573
Intangible Assets, Net	9,763	13,679
Deferred Income Taxes	19,312	11,585
Other Assets	4,477	3,970

TOTAL ASSETS	$115,000	$101,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,231	$5,598
Accrued Liabilities	2,786	1,590
Employee Related Liabilities	2,023	2,310
Environmental Remediation Reserves	4,967	—
Deferred Revenues	792	—
Notes Payable	768	530

Total Current Liabilities	16,567	10,028
Environmental Remediation Reserves	15,620	—
Pension Obligations	8,144	6,748

Total Liabilities	40,331	16,776

Commitments and Contingencies	—	—
Shareholders’ Equity
Preferred Stock — No par; 3,000,000 authorized; none outstanding	—	—
Common Stock — $.10 par value; 20,000,000 shares authorized; 9,331,787 and 9,326,787 issued and outstanding	932	932
Capital in Excess of Par Value	86,187	86,148
Retained Earnings	6,206	15,897
Treasury Stock — 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,674)	(1,195)

Total Shareholders’ Equity	74,669	84,800

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,000	$101,576

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Exhibit 99.1 — pg. 6

AMERICAN PACIFIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$30,279	$20,079	$83,347	$59,489
Cost of Revenues	18,960	13,529	55,669	40,246

Gross Profit	11,319	6,550	27,678	19,243
Operating Expenses	5,641	5,988	26,320	21,493
Environmental Remediation Charge	—	—	22,400	—

Operating Income (Loss)	5,678	562	(21,042)	(2,250)
Interest and Other Income	967	82	1,398	693
Interest Expense	73	62	274	573

Income (Loss) Before Income Taxes, Extraordinary Gain, and Cumulative Effect of Accounting Change	6,572	582	(19,918)	(2,130)
Income Tax Provision (Benefit)	1,128	(1,553)	(8,673)	(2,502)

Income (Loss) Before Extraordinary Gain, and Cumulative Effect of Accounting Change	5,444	2,135	(11,245)	372
Extraordinary Gain, Net of Tax	(68)	—	1,554	—
Cumulative Effect of Accounting Change, Net of Tax	—	—	—	(769)

Net Income (Loss)	$5,376	$2,135	$(9,691)	$(397)

Basic Earnings (Loss) Per Share:
Income (Loss) Before Extraordinary Gain and Cumulative Effect of Accounting Change	$0.75	$0.29	$(1.54)	$0.05
Extraordinary Gain, Net of Tax	(0.01)	—	0.21	—
Cumulative Effect of Accounting Change, Net of Tax	—	—	—	(0.10)

Net Income (Loss)	$0.74	$0.29	$(1.33)	$(0.05)

Diluted Earnings (Loss) Per Share:
Income (Loss) Before Extraordinary Gain and Cumulative Effect of Accounting Change	$0.74	$0.29	$(1.54)	$0.05
Extraordinary Gain, Net of Tax	(0.01)	—	0.21	—
Cumulative Effect of Accounting Change, Net of Tax	—	—	—	(0.10)

Net Income (Loss)	$0.73	$0.29	$(1.33)	$(0.05)

Weighted Average Shares Outstanding:
Basic	7,297,000	7,294,000	7,294,000	7,281,000
Diluted	7,313,000	7,294,000	7,294,000	7,328,000
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Exhibit 99.1 — pg. 7

AMERICAN PACIFIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004
(Dollars in Thousands)

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(9,691)	$(397)
Adjustments to Reconcile Net Income (Loss) to Net Cash from Operating Activities:
Depreciation and Amortization	6,343	5,737
Extraordinary Gain, Net of Tax	(1,554)	—
Cumulative Effect of Accounting Change, Net of Tax	—	769
Equity in Loss of Joint Venture	—	450
Tax Benefit from Stock Option Exercises	15	337
Changes in Operating Assets and Liabilities, Net of Initial Consolidation of ES under FIN 46(R):
Accounts and Notes Receivable	9,916	(4,144)
Inventories	1,876	1,090
Deferred Income Taxes	(8,241)	(1,598)
Accounts Payable and Accrued Expenses	(919)	(376)
Pension Obligation	926	(384)
Environmental Remediation Reserves	20,587	—
Other	(105)	(84)

Net Cash Provided by Operating Activities	19,153	1,400

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(2,066)	(1,093)
Initial Consolidation of ES Under FIN46(R)	—	(375)
Acquisition of Business	(4,505)	—
Proceeds from Asset Sales	592	—

Net Cash Used in Investing Activities	(5,979)	(1,468)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt Related Payments	—	(54)
Issuance of Common Stock	24	2,291
Short Term Borrowings	238	300
Treasury Stock Acquired	—	(2,752)
Dividends	—	(3,080)

Net Cash Provided (Used) in Financing Activities	262	(3,295)

Net Increase (Decrease) In Cash and Cash Equivalents	13,436	(3,363)
Cash and Cash Equivalents, Beginning of Year	23,777	27,140

Cash and Cash Equivalents, End of Year	$37,213	$23,777

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Exhibit 99.1 — pg. 8